EXHIBIT 10.21



                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made as of the 28th day of January, 2002, between UIL Holdings Corporation, a Connecticut Corporation (the Company) and Richard J. Nicholas, an individual (the Officer),

                                 WITNESSETH THAT

         WHEREAS, the Company desires to employ the Officer as Vice President Corporate Development and Administration of the Company, and the Officer desires to be employed by the Company as its Vice President Corporate Development and Administration,

         NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, and the services to be rendered to the Company pursuant hereto, and in order to provide an incentive to the Officer to remain in the employ of the Company hereafter and, in particular, in the event of any Change in Control (as herein defined) of the Company, thereby establishing and preserving continuity of management, the Parties hereby agree as follows:


         (1) EMPLOYMENT

                  The Company hereby agrees to employ the Officer, and the Officer hereby agrees to serve the Company, at the pleasure of the Board of Directors of the Company, all upon the terms and conditions set forth herein.


         (2)      POSITION AND DUTIES

         The Officer shall be employed by the Company as its Vice President Corporate Development and Administration, or in such other equivalent or higher officership position as the Company's Board of Directors may determine. The Officer shall accept such employment and shall perform and discharge, faithfully, diligently and to the best of the Officer's abilities, the duties and obligations of the Officer's office and such other duties as may from time to time be assigned to the Officer by, or at the direction of, the Board of Directors of the Company; shall be or become the beneficial owner, directly or indirectly, of shares of Common Stock of the Company in such amounts and within such time periods as may be prescribed by, or determined in accordance with the prescriptions of, the Board of Directors of the Company from

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time to time and shall devote substantially all of the Officer's working time and efforts to the business and affairs of the Company. Although a Change in Control of the Company shall not affect the obligations of the Company and the Officer as set forth in the two preceding sentences, at and after the date of any Change in Control the Company's employment of the Officer shall also be without diminishment in the Officer's management responsibilities, duties or powers.


         (3)      PLACE OF PERFORMANCE

         In his employment by the Company, the Officer shall be based within a fifty(50)-mile radius of the current executive offices of the Company in New Haven, Connecticut.


         (4)      COMPENSATION

                  (a) Base Salary. During the term of the Officer's employment hereunder, the Officer shall receive a base salary (Base Salary) at an annual rate of One Hundred Forty Thousand Dollars ($140,000). The Officer's Base Salary rate shall be reviewed by the Board of Directors of the Company contemporaneously with each review of the salary rates of the Company's other officers by said Board of Directors, and may be revised upwards as a result of any such review. The Officer's Base Salary may be revised downwards by said Board of Directors contemporaneously with any general reduction of the salary rates of the Company's other officers.

                  (b) Incentive Compensation. During the term of the Officer's employment hereunder, the Officer shall be eligible to be designated by the Board of Directors of the Company as a participant in each incentive compensation program established for all officers of the Company.

                  For purposes of this Agreement, Total Compensation is defined, as the sum of the Officer's Base Salary and any amount paid or payable pursuant to this Section (4)(b).

                  (c) Change in Control Severance Plan. The Employee shall be designated by the Board of Directors of the Company as a person covered by the Change in Control Severance Plan of the Company (the UIL Plan), subject to all of the terms and provisions of the UIL Plan. As used in this Section 4(c) only, "Change in Control" shall have the meaning set forth in Section 4.1 of the UIL Plan.



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                  (d) Business Expenses. During the term of the Officer's
employment hereunder, the Officer shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Officer (in accordance with the policies and procedures established by the Board of Directors of the Company from time to time for all of the Company's officers) in performing services hereunder, provided that the Officer properly accounts therefor.

                  (e) Benefit Programs. During the term of the Officer's employment hereunder, the Officer shall be entitled to participate in and receive full benefits under all of the Company's employee benefit plans, programs and arrangements for its officers, including, without limitation, its retirement and pension plan programs. Nothing paid to the Officer under any such plan, program or arrangement presently in effect or made available by the Company in the future shall be deemed to be in lieu of compensation to the Officer under any other Section of this Agreement.

                  (f) Vacations and Holidays. During the term of the Officer's employment hereunder, the Officer shall be entitled to a maximum of five (5) weeks paid vacation in each calendar year as determined by the Board of Directors of the Company from time to time for all of the Company's officers, and shall also be entitled to all paid holidays afforded by the Company to its employees.


         (5) TERMINATION

                  (a) The Officer's employment hereunder shall terminate upon the Officer's death.

                  (b) The Board of Directors of the Company may terminate the Officer's employment hereunder at any time, with or without Cause. Prior to the date of a Change in Control, the Company shall be deemed to have Cause to terminate the Officer's employment hereunder only upon the Officer's (A) continued failure to perform and discharge the duties or obligations of the Officer's office, or such other duties as may from time to time be assigned to the Officer by, or at the direction of, the Board of Directors, faithfully, diligently, and to the best of the Officer's abilities, in the opinion of a majority of the members of the Board of Directors of the Company; or his failure to be or become the beneficial owner, directly or indirectly, of shares of Common Stock of the Company in such amounts or within such time periods as may be prescribed by, or determined in accordance with the prescriptions of, the Board of Directors of the Company from time to time; or his failure to devote substantially all of his working time and efforts to the business and affairs of the


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Company; or (B) misconduct that is injurious to the Company, or (C)
conviction of a felony involving the personal dishonesty or moral turpitude of the Officer, or (D) total and permanent physical or mental disability, or (E) absence from work on a full-time basis, due to physical or mental illness, for an uninterrupted 365-day period. On and after the date of a Change in Control, the Company shall be deemed to have Cause to terminate the Officer's employment hereunder only upon the Officer's (F) conviction of a felony involving the personal dishonesty or moral turpitude of the Officer, or (G) total and permanent physical or mental disability, or (H) absence from work on a full-time basis, due to physical or mental illness, for an uninterrupted 365-day period.

                  (c) The Officer may terminate the Officer's employment hereunder, upon at least thirty (30) days' prior Notice of Termination delivered to the Company, for failure of the Company to observe and perform one or more of its obligations under Sections (1), (2), (3) and/or (4) hereof, which failure the Company fails to remedy within such notice period (a Breach by the Company) at a time when the Officer is not in default of any of the Officer's obligations under Sections (1) and/or (2) hereof. The Officer may terminate his employment hereunder in the absence of a Breach by the Company, effective upon at least six
(6) months' prior Notice of Termination delivered to the Company.

                  (d) Notice of Termination. Any termination of employment, by the Company or by the Officer, shall be communicated by delivery of a written Notice of Termination to the other party.

                  (e) Date of Termination. For purposes of this Agreement, the Date of Termination is defined as: if the Officer's employment is terminated (A) by his death, the date of his death, or (B) pursuant to Section (5)(b) or Section (5)(c) hereof, the date specified in the Notice of Termination.


         (6) CONSEQUENCES OF TERMINATION

                  (a) If the Officer's employment terminates by reason of the Officer's death, the Company shall pay to the personal representative and/or spouse of the Officer the Officer's Total Compensation earned prior to the Date of Termination, any amounts payable pursuant to Sections (4)(c), (4)(d), 4(e), and 4(f) hereof and any benefits or amounts payable on account of the Officer's exercise of his phantom equity share rights under his long-term incentive compensation arrangement phantom equity share agreement and/or under any deferred compensation plan in which


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the Officer had been a participant, and the Company shall have no further obligation under this Agreement.

                  (b) If the Officer terminates the Officer's employment hereunder in the absence of a Breach by the Company and upon at least six (6) months' prior Notice of Termination, the Company shall pay to the Officer and/or the Officer's personal representative and/or spouse the Officer's Total Compensation earned prior to the Date of Termination, any benefits or amounts payable pursuant to sections (4)(c), (4)(d), 4(e) and 4(f) hereof and any benefits or amounts payable on account of the Officer's exercise of his phantom equity share rights under his long-term incentive compensation arrangement phantom equity share agreement and/or under any deferred plan in which the Officer had been a participant, and the company shall have no further obligation to the Officer and/or Officer's personal representative and/or spouse under this Agreement or on account of, or arising out of, the termination of the Officer's employment.

                  (c) If the Company terminates the Officer's employment hereunder with Cause, or if the Officer terminates the Officer's employment hereunder in the absence of a Breach by the Company and upon less than six (6) months' prior Notice of Termination, the Company shall pay to the Officer the Officer's full Base Salary earned prior to the Date of Termination, any amounts payable pursuant to Sections (4)(d), 4(e), and 4(f) hereof and any benefits or amounts payable under any deferred compensation plan in which the Officer had been a participant, and, provided that the Company are not in default of any of its obligations hereunder, the Company shall have no further obligation to the Officer under this Agreement or on account of, or arising out of, the termination of the Officer's employment.

                  (d) If the Company terminates the Officer's employment hereunder without Cause, or if the Officer terminates the Officer's employment hereunder on account of a Breach by the Company:

                           (i)   The Company shall pay to the Officer the
Officer's Total Compensation earned prior to the Date of Termination, any amounts payable pursuant to Sections 4(c), 4(d), 4(e), and 4(f) hereof and any benefits or amounts payable, on account of the Officer's exercise of his phantom equity share rights under his long-term incentive compensation arrangement phantom equity share agreement and/or under any deferred compensation plan in which the Officer had been a participant.

                           (ii)  The Company shall afford the Officer the
severance benefits set forth on Schedule A attached hereto.



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                           (iii) The payment to, and acceptance by, the Officer
of any sum of money or benefit prescribed in this Section (6)(d) shall effect and evidence a release by the Officer of any and all claims against the Company on account of, or arising out of, the termination of the Officer's employment.


         (7)      CHANGE IN CONTROL

         For purposes of this Agreement, Change in Control of the Company shall mean any of the following events:

                  (a) any merger or consolidation of the Company with any corporate shareowner or group of corporate shareowners holding twenty-five percent (.25) or more of the Common Stock of the Company (or a successor to the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise - a "Successor"), or with any other corporation or group of corporations that is, or after such merger or consolidation would be, or be affiliated with, a shareowner or group of shareowners owning at least twenty-five percent (.25) of the Common Stock of the Company or a Successor, or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of the Company having an aggregate fair market value of $50 million or more to or with any shareowner or group of shareowners holding twenty-five percent (.25) or more of the Common Stock of the Company or a Successor, or to or with any affiliate of any such shareowner or group of shareowners; or

                  (c) the issuance or sale by the Company or a Successor, in exchange for cash, securities or other consideration having an aggregate fair market value of $50 million or more, of any securities of the Company to any shareowner or group of shareowners holding twenty-five percent (.25) or more of the Common Stock of the Company or a Successor, or to any affiliate of any such shareowner or group of shareowners; or

                  (d) the implementation of any plan or proposal for the liquidation or dissolution of the Company or a Successor, proposed by or on behalf of any shareowner or group of shareowners owning at least twenty-five percent (.25) of the Common Stock of the Company or a Successor, or by or on behalf of any affiliate of any such shareowner or group of shareowners; or

                  (e) any reclassification of securities (including a reverse stock split), or recapitalization, of the Company or a Successor, or any other transaction, which has the effect,


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directly or indirectly, of increasing the proportionate share of outstanding shares of any class of equity securities, or securities convertible into any equity securities, of the Company or a Successor, which class of securities is directly or indirectly owned by a shareowner or group of shareowners owning at least twenty-five percent (.25) of the Common Stock of the Company or a Successor, or by any affiliate of any such shareowner or group of shareowners.

         The Board of Directors of the Company may, from time to time, by the affirmative vote of not less than a majority of the entire membership of said Board of Directors, at a meeting of said Board of Directors called and held for the purpose, modify the phrase "twenty-five percent (.25)" in one or more of the foregoing Sections (7)(a), (7)(b), (7)(c), (7)(d) and/or (7)(e) to a lesser percentage, but not less than twenty percent (.20).


         (8) ADDITIONAL CONSEQUENCES OF A CHANGE IN CONTROL

                  (a) In the event that a Change in Control has been approved by all necessary shareholder, creditor and regulatory actions, the Company will, not later than the day prior to the date of the Change in Control, pay to the Trustee of The United Illuminating Company Supplemental Retirement Benefit Trust established pursuant to the Agreement, made as of the 1st day of June, 1995 between the Company and State Street Bank and Trust Company, as Trustee, for the benefit of the Officer, cash in an amount equal to: (A) In the event that the Officer's employment has been terminated or will be terminated prior to the date of the Change in Control, a sum, calculated by the Company's independent certified public accountants, reasonably sufficient to pay and discharge the largest of the Company's future obligations, if any, to the Officer and/or his personal representative and/or spouse, under Section (6)(a), Section (6)(b) or Section (6)(d) hereof; or (B) in the event that the Officer's employment has not been terminated and will not be terminated prior to the date of the Change in Control, a sum, calculated by the Company's independent certified public accountants, reasonably sufficient to pay and discharge the Company's obligations to the Officer under Section (6)(d) hereof assuming, for purposes of such calculation, that the Officer's employment is terminated under said Section
(6)(d) by a Notice of Termination delivered on the date of the Change in Control and specifying an immediate Date of Termination.

                  (b) On and after the date of the Change in Control, the Officer's Base Salary may not be reduced by the Board of Directors to an annual rate less than the rate fixed by the Board of Directors of the Company as a result of its most recent review


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of salary rates, pursuant to Section (4)(a) hereof, prior to the date of the
Change in Control.


         (9) TAX SAVINGS PROVISION

         If any portion of the payments which the Officer has the right to receive from the Company, or any affiliated entity, hereunder would constitute "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code, and not governed by the terms defined in this Agreement) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.


         (10) CONFIDENTIAL INFORMATION

         The Officer recognizes that Officer's employment by the Company is one of the highest trust and confidence by reason of his access to and contract with certain trade secrets and confidential and proprietary information of and concerning the Company. The Officer agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets, confidential business practices and proprietary information of and concerning the Company, including, but not limited to, methods of doing business and employees' compensation and contract terms (all of which are referred to as "Proprietary Information") that are practices of or owned by either the Company or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. The Officer further agrees and covenants that, except with the prior written consent of the Company, he will not, either during the term hereof or thereafter, directly or indirectly, use for his own benefit or for the benefit of any other person or organization, or disclose, disseminate or distribute to any other person or organization, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by the Officer alone or in conjunction with another), unless and until such Proprietary Information has become a matter of public knowledge through no action or fault of the Officer or unless otherwise required by court order to comply with legal process. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Officer during the term hereof arising out of, in connection with, or related to any activity or business of the Company are and shall continue to be the sole and exclusive property of the Company, and shall,


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together with all copies thereof, be returned and delivered to the Company by the Officer immediately, when he ceases to be employed by the Company, or at any other time upon the Company's demand.

         (11)  NON-INTERFERENCE

         The Officer agrees and covenants that, for a period of twelve (12) months following the month during which he ceases to be employed by the Company, he will not, unless the Company shall have granted prior written approval (which may be withheld for any reason), for any reason whatsoever, in any capacity, directly or indirectly:

         (A) interfere with the relationship between the Company and any of its employees, agents or representatives; or

         (B) directly or indirectly divert or attempt to divert from the Company any business in which the Company has been actively engaged during the term hereof, or interfere with the relationship between the Company and any other person in doing business.

         (12)  ENFORCEMENT; SUCCESSORS; BINDING AGREEMENT

                  (a) The Company shall pay to the Officer and/or the Officer's personal or legal representative and/or spouse all legal fees and expenses and court costs, if any, incurred by the Officer and/or the Officer's personal or legal representative and/or spouse in successful litigation to enforce the Officer's rights under this Agreement.

                  (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Officer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement by the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Officer to compensation from the Company in the same amount and upon the same terms as the Officer would be entitled to hereunder if the Officer terminated the Officer's employment upon Breach by the Company, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the term "the Company" shall include UIL Holdings Corporation and any successor as aforesaid to the business or assets of UIL Holdings


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Corporation which executes and delivers the agreement provided for in this
Section (12) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (c) This Agreement and all rights of the Officer hereunder shall inure to the benefit of and be enforceable by the Officer's personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. If the Officer should die while any amounts would still be payable to the Officer hereunder if the Officer had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Officer's devisee, legatee or other designee or, if there be no such designee, to the Officer's estate.


         (13) NOTICES

         For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, UIL Holdings Corporation, 157 Church Street, New Haven, Connecticut, Attention: Secretary, or, in the case of the Officer, to the Officer at his residence, or to such other address as either party shall designate by giving written notice of such change to the other party.


         (14) MISCELLANEOUS

                  (a) This Agreement supercedes and replaces the Employment Agreement between the Officer and United Capital Investments, Inc. dated as of May 1, 2001, which earlier agreement is hereby terminated as of the date of this Agreement.

                  (b) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors of the Company and agreed to in a writing signed by the Officer and such officer of the Company as may be specifically authorized by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not


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set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.


         (15) VALIDITY

         The validity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


         (16) SURVIVAL

         The provisions of this Agreement shall not survive the termination of this Agreement or of the Officer's employment hereunder, except that the provisions of Sections (4), (6), (7), (8), (9), (10), (11), (12) and (13) hereof shall survive such termination and shall be binding upon the Company's successors and assigns.


         (17) COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                  UIL HOLDINGS CORPORATION

Attest:


/s/ Susan E. Allen                By:     /s/ Nathaniel D. Woodson
---------------------                  -----------------------------------
Secretary                                 Chairman of the Board of
                                          Directors, President and
                                          Chief Executive Officer


                                            /s/ Richard J. Nicholas
                                        ----------------------------------
                                                Richard J. Nicholas



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                                   SCHEDULE A



                               Severance Benefits
                               ------------------


The Company shall:

         (i) pay to the Officer, within 30 days, a lump sum payment in an amount equal to two (2) times the sum of the Officer's Base Salary rate immediately prior to the date of the Officer's termination and the target amount payable to the Officer under any annual Executive Incentive Compensation Program of the Company; and (ii) maintain in full force and effect, for the continued benefit of the Officer for the period ending on the second anniversary of the date of the Officer's termination, all employee benefit plans and programs in which the Officer was entitled to participate immediately prior to the date of the Officer's termination, provided that the Officer's continued participation is possible under the general terms and provisions of such plans and programs and applicable law and, if the Officer's participation in any such plan or program is barred as a result of the Officer's termination, the Company shall arrange to provide the Officer with benefits substantially similar on an after-tax basis to those that the Officer would have been entitled to receive under such plan or program; and (iii) afford the Officer the addition of two (2) years of service deemed as an employee of the Company in the calculation of the benefits payable to the Officer under the retiree medical benefit plan(s) of the Company and in the calculation of the benefits payable to the Officer as a supplemental retirement benefit under the Officer's Employment Agreement.